STOCK PURCHASE AGREEMENT


THIS AGREEMENT is made and entered into this 12th day of July, 1999, between Seller One (1), a natural person, Seller Two, (2), a natural person, and Seller Three, a natural person, jointly and severally, individually and in their respective capacities as officers, directors or shareholders of HDB Telemetry Systems, 2921 North Tenaya Way, Suite 208, Las Vegas, Nevada, 89134, A Nevada Corporation, hereinafter referred to as the "Seller" and The Great Basin Water Company, Post Office Box 1721, Mesquite, Nevada, 89024, hereinafter referred to as the "Purchaser".

                        WITNESSETH
WHEREAS, the Seller represents and warrants that it is the sole and complete record owner and holder of the issued and outstanding shares of the capital stock of The HDB Telemetry Systems, Inc., hereinafter referred to as the "Corporation, " a Nevada Corporation; which corporation has issued and recorded in it's ledger such capital stock to stockholders, and,

WHEREAS, the Purchaser desires to purchase all of the issued and outstanding capital stock of the Corporation, (referred to as the "Corporation Stock") and the Seller desires to sell or cause to be sold, all the Corporation Stock, upon the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consurnate the purchase and the sale of the Corporation Stock aforementioned, it is hereby agreed as follows:

1. PURCHASE AND SALE; CLOSING.

     A. Purchase and sole of the Corporations Stock: Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey and transfer or cause to be sold, conveyed or transferred, all of the Corporation's Stock and deliver to the Purchaser certificates representing such stock, and the Purchaser shall purchase from the Seller, the Corporations Stock in consideration of the purchase agreement. Seller shall insure that the certificates representing the Corporation's Stock shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion, and shall have the necessary documentary transfer tax stamps affixed thereto at the expense of the seller.

     B. Procledures for Closing: The closing of the transactions contemplated by this Agreement (the closing), shall be held at the offices of The Great Basin Water Company, on or before the 29th day of July, 1999, at 1:00 P.M. or at such other place, date and time as the parties hereto may and otherwise agree (such closing date to be referred to in this




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agreement as the closing date), so long as the closing is within
Sixty (60) days of the date of this agreement.

2. AMOUNT AND PAYMENT OF PURCHASE PRICE. The total consideration and method of payment thereof are fully set out in Exhibit "A" attached hereto and made a part hereof by this reference.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby warrants and represents:

     A. Organization and Standing: Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to carry on its business as it is now being conducted. A true and correct copy of:

          i. The certificate of incorporation and all amendments thereto to date, certified by the Secretary of the State of Nevada, and;

          ii. The bylaws as now in effect.

which all will be delivered by seller to the purchaser prior to the closing date. The Corporation's minute books and stock ledger will be made available to the purchaser and its representatives at any reasonable time or times prior to the closing for inspection and will be complete and correct as of the date of any such inspection.

     B. Capitalization: The authorized capital stock of the Corporation consists of 100,000 shares of $00.001 par value common stock.

     C. Restrictions on Stock:

         i. Neither the Corporation nor Seller is a party to any agreement, written or oral, creating rights in respect to the Corporations Stock in any third person or relating to the voting of the Corporation Stock.

         ii. Seller is the lawful owner of all the Corporations
Stock, free and clear of all security interests, liens, encumbrances, equititites and other charges.

         iii. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls, or rights to subscribe of any character relating to the Capital stock of the Corporation, nor are there any securities convertible into such stock.


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         iv: The Stock is fully paid and non-assessable.

     D. Subsidiaries: The Corporation, The HDB Telemetry Systems,
Inc., does not have any subsidiaries.

     E. Authority Relative to this Agreement: Except as otherwise stated herein, the Seller has full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further action is necessary by the seller to make this agreement valid and binding upon seller and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby. Tile execution, delivery and performance of this agreement by the Seller will not:

          i. Constitute a breach or a violation of the Corporation's Certificate of Incorporation, By-Laws or of any law, agreement, indenture, deed of trust, mortgage, loan agreement, or other instrument to which it is a party or by which it is bound, or;

          ii. Constitute a violation of any order, judgement or decree to which it is a party or by which its assets or properties are bound or affected; or,

          iii. Result in the creation or acceleration of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

          iv. Cause the termination or diminution of any right, interest, benefit, indemnification or other thing of value to the Corporation.

     F. Financial Statements: Seller is furnishing financial statements of the Corporation as an inducement to purchaser to purchase the Corporation's Stock and accordingly, Seller warrants and represents the financial operating history or condition of the Corporation as indicated by the financial statements turned over to the Purchaser. Moreover, Seller warrants and represents that at closing, the Corporation and the Corporation's Stock will not be subject to any liability save and except those specifically enumerated in Exhibit "B" attached hereto and made a part hereof by this reference.

To tile extent that liabilities are discovered by purchaser, after closing, which related to events prior to closing, Seller shall be responsible to forthwith pay such liabilities, including income tax liabilities in cash within forty-five (45) days thereof, or alternatively, if seller objects to such liabilities in good faith, litigate the issue and indemnify and save harmless purchaser from any claim for such income tax liabiality. This indemnification as it relates to income tax liabilities of the Corporation shall terminate on the tenth (1Oth) day after tile expiration of the applicable period of limitations on assessments and collections

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applicable to such taxes under the Internal Revenue Code.
Moreover, the aforementioned indemnity shall not apply to any tax liability which may occur by reasons of actions taken by the purchaser, including, but not limited to, the liquidation of the Corporation.

     G. Tax Matters: The Corporation has timely prepared and filed all federal, state and local tax returns and reports as are and have been required to be filed and all taxes shown thereon to be due have been paid in full.

     H. Litigation: The Corporation is not a party to any litigation, proceeding or administrative investigation and to the best knowledge of the Seller, none is pending against the Corporation or its properties.

     I. Properties: The Corporation has good and sellable title to all of its properties and assets which are those properties and assets set out in Exhibit"C" attached hereto and made a part hereof by this reference. At closing, such properties and assets will be subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, secured or unsecured, except for real estate mortgages, equipment loans or leases, real estate taxes and tangible personal property taxes which shall be prorated as of the date of closing, or those specifically set out in Exhibit "B".

     J. Compliance with Applicable Laws: None of the Corporation's actions are prohibited by or have violated or will violate any law in effect on the date of this agreement or on the date of closing. None of the actions of the Corporation shall conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any lien, security interest, charge or encumbrance upon the capital stock of the Corporation, or upon any of the assets of the Corporation, under the provisions of the Certificate of Incorporation or bylaws or any indenture, mortgage, lease, loan agreement or other agreement to which the Corporation and/or the Seller is a party or by which the capital stock or properties and assets of the Corporation are bound to affect it.

The Corporation is in compliance with all applicable laws, including but not limited to, corporate laws, zoning regulations, requirements of the Corporate Commission of the State of Nevada, state occupational laws and regulations, internal revenue laws, liability, indemnity or other insurance coverage, and any and all other laws which may affect the operation or liability of the buyers herein.

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     K. Documents for review: The Corporation's documents
enumerated in Exhibit "D", attached hereto and made a part here of by this reference, are true authentic, and correct copies of the originals, or, if appropriate, the originals themselves, and no alterations or modifications thereof have been made.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PURCHASER:
Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller, Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transaction contemplated hereby.

5. TRANSACTIONS PRIOR TO THE CLOSING: Seller hereby covenants the following:

     A. Conduct of Corporation's Business Until Closing: Except as purchaser may otherwise consent In writing prior to the closing date, Seller will not enter into any transactions, take any action or fail to take any action which would result in, or could be reasonably expected to result in or cause, any of the representations and warranties of Seller contained in this Agreement, to be not true on the Closing Date.

     B. Resignations: Not required.

     C. Satisfactions: Seller will deliver to purchaser prior to the closing date, a satisfaction of any mortgage and lien holder of the Corporation's Property, satisfactory in form and substance to the Purchaser and his counsel indicating that the then outstanding unpaid balance of any promissory note securied thereby has been paid in full to or simultaneously with the closing (if any), except real property mortgages or well or infrastructure construction loans, which the Purchaser shall assume and any other liens or mortgages agreed upon by Seller and Purchaser and so listed in the exhibits.

     D. Advice of Changes: Between the date hereof and the closing date, seller will promptly advise purchaser in writing of any fact, which, if existing or known at the date hereof, would have been required to be set forth herein, or disclosed pursuant to this Agreement, or which would represent a material fact, the disclosure of which, would be relevent to the purchaser.

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6. EXPENSES: Each of tile parties hereto shall pay its own
expense in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its counsel and its certified public accounts and other experts.

7.GENERAL:

     A. Survival of Representations and Warranties: Each of the parties to this agreement covenants and agrees that the Seller's representations, warranties covenants and statements and agreements contained in this agreement and the exhibits hereto, of and in, and any documents delivered by Seller to Purchaser in connection herewith, shall survive the closing date and terminate on the second anniversary of such date, except, as set forth in this agreement, the exhibits hereto, or in the documents and papers delivered by Seller to Purchaser in connection herewith, there are no other agreements, representations, warranties or covenants by or among the parties hereto with respect to the subject matter hereof.

     B. Waivers: No action taken pursuant to this agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representations, warranty, covenant or agreement contained herein, therein, and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provisions of this agreement shall not operate or be construed as a waiver of any subsequent breach.

     C. Notices: All notices, requests, demands and other communications which are required or may be given under this agreement, shall be in writing, and shall be deemed to have been duly given if delivered of mailed, first class mail, postage prepaid to the Seller: The HDB Telemetry Systems Inc., The Mountain View Exectuvie Center, 2921 North Tenaya Way, Las Vegas, Nevada, 89128, and to Purchaser, The Great Basin Water Company, Post Office Box 1721, Mesquite, Nevada, 89024, or to such other address as such party shall have specified by notice in writing to the other party.

     D. Entire Agreement. This agreement(including the exhibits hereto and all documents and papers delivered by Seller pursuant hereto and any written amendments hereof, executed by the parties hereto) constitute the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     E. Sections and Other Headings: The Section and other headings contained in this agreement are for reference purposes only and shall not affect the meaning or interpretation of this agreement.

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     F. Governing Law: This agreement and all transactions
contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Nevada. The parties herein waive trial by Jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Clark County, State of Nevada. In the event that the litigation results from or arises out of this agreement or the performance thereof, the parties agree to reimburse the prevailings party's reasonable attorney fees, court costs, and all other expenses whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date of the case(s) of action acutally accrued regardless of whether damages were otherwise as of said time calculable.

     G. Conditions Precedent. The Conditions Precedent to the enforcability of this Agreement are outlined in Exhibit "E" attached hereto and made a part hereof by this reference. In the event that said conditions precedent are not fulfilled by the appropriate dates thereof, this agreement shall be deemed null and void to the Purchaser forthwith.

     H. Treasury Stock: It is understood and agreed by the Purchaser that none of the consideration furnished by the Purchaser to the Seller hereunder, shall be for treasury stock, and such consideration, subject to the terms hereof, shall be applied for the acquisition of the shares that are the sole property of the Seller.

     I. Contractual Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefor may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

     J. Realization of Purpose: Seller agrees that Purchaser's intention and purpose in purchasing the Corporation Stock is to continue the operation of the Corporation's business as a going concern, and that its consideration hereunder is based upon said going concern value. Accordingly, Seller, in its capacity as former Officer, Director or Shareholder, agrees to undertake to perform such actions, execute such documents and supply such information to Purchaser for such period of time not to exceed 30 days following the execution of this Agreement, as may be reasonable and necessary to effectuate said Purpose.

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IN WITNESS WHEREOF, this agreement has been executed by each of the individual parties hereto and signed by an officer thereunto duly authorized and attested under the Corporate Seal by the Secretary of the Corporate party hereto, all on the date first above written.

Signed Sealed and Delivered in the presence of:

[CORPORATE SEAL AS FOLLOWS: HDB TELEMETRY SYSTEMS, INC. ]

                                        Witness
             Date

                                        /S/SIGNATURE OF THE
SECRETARY           5/Aug/99
The HDB Telemetry Systems Inc.,
It's Secretary

                                        Date

                                        /S/SIGNATURE OF THE
PRESIDENT           04 Aug 99
The HDB Telemetry Systems, Inc.,
It's President
                                        Date

                                        /S/SIGNATURE OF THE
SECRETARY           13 July 99
The Great Water Basin Company
It's Secretary
                                        Date

                                        /S/SIGNATURE OF THE
PRESIDENT           13 July 99
The Great Water Basin Company
It's President



Witness


Witness

Exhibits A through E Attached




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                       EXHIBIT "A"
           AMOUNT AND PAYMENT OF PURCHASE PRICE

1. CONSIDERATION: As total consideration for the purchase and sale of the Corporations Stock, pursuant to this Agreement, the purchaser shall pay to the seller, One Hundred Thousand Shares (100,000) shares of common stock, for the issued and outstanding stock, illustrated in the stock register and received from the seller, (the sum). Such total consideration to be referred to in this agreement as the "Purchase Price."

2. PAYMENT: The purchase price shall be paid as follows:

     A. A Certificate or Certificates representing One Hundred
Thousand, (100,000) shares of Common Stock of the Great Basin
Water Company, par value, ($00.001) per share, delivered to the Seller on closing of this Agreement.

     B. Not Required

3. DEPOSITS: In the event that the Purchaser, after a complete review of the Corporation's Books, records, financial statements, sales tax receipts, bank statements, check books and any other document required by Purchaser to verify tile standing, status or performance of the Corporation, does not approve said purchase, then, in that event, all deposits paid to that date shall be returned to purchaser with no further liability, responsibility or obligations.

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                          EXHIBIT "B"


                 LIABILITIES OF THE CORPORATION





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                         EXHIBIT "C"

           PROPERTIES AND ASSETS OF THE CORPORATION






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                         EXHIBIT "E"

                    CONDITIONS PRECEDENT


Seller agrees that the intent of the Purchaser in purchasing the Corporation Stock is to continue to operate and maintain the operation of The HDB Telemetry Systems Inc., Company as an on-going operation.

Purchaser and Seller agree that the operation and licensing of the Distribution Company require specialties in personnel professions and abilities, and in that such concern of the Seller and the Purchaser to operate and maintain the operation of The Company, based upon the professional ability required in such operation, Seller agrees and in its capacity as former Officer and Director of such Corporation, to undertake to perform such actions, and execute such managerial duties and staff such operations in a satisfactory manner for a period of time during the negotiations and transisition and for a period of time not to exceed One Year following the execution of this agreement, as may be reasonable and necessary to effectuate said purpose.

In addition, as such Management requirements as the former Officer and Directors of The Company, Inc., and operator, Seller is willing to and does accept the positions as President and Operating Staff of The Company after the stock acquisition, and the position of a Director of The Great Basin Water Company and as a consultant on Operations thereto.


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